FIRST AMENDMENT TO THE
VARLEN CORPORATION
1993 DIRECTORS INCENTIVE STOCK GRANT PLAN

The Varlen Corporation 1993 Director Incentive Stock Grant Plan
(the "Director Stock Plan") shall be and hereby is amended, effective May 29, 1997, as follows:

Section 7(1) of the Director Stock Plan shall be deleted and replaced with the following:

          7.   Grant of Awards

               (1) Terms of Awards. Each individual who becomes an eligible Director shall be granted an Award of Common Stock worth $12,000 based on the average of the high/ask price and the low/bid price for the Common Stock rounded down to the nearest whole share determined (i) on the date of the annual meeting of stockholders of the Company on which the Director is elected to office, and (ii) on the date of each annual meeting of stockholders of the Company thereafter so long as the Director continues to serve as an eligible Director following the close of such annual meeting. If an individual becomes an eligible Director on a date other than the date of an annual meeting of stockholders of the Company, the eligible Director shall be granted an Award on the date he takes the office for (i) shares worth $12,000 as determined above if the date he takes office is on or before six months anniversary of the previous annual meeting of stockholders of the Company, or (ii) shares worth $6,000 as determined above if the date he takes office is after the six month anniversary of the previous annual meeting of stockholders of the Company. Each Director's Award shall be conditioned on the Director (or the legal representative of his estate in the event of his death) accepting the Award by paying in cash the par value per share of Common Stock granted within 10 business days following the date the Award is granted.